CONSENT OF INDEPENDENT ACCOUNTANTS


     We hereby consent to the incorporation by reference in the Prospectuses and Statement of Additional Information constituting parts of this Post-Effective Amendment No. 4 to the registration statement on Form N-1A of Evergreen International Trust (the "Registration Statement") of our report dated December 15, 1997, relating to the financial statements and financial highlights appearing in the October 31, 1997 Annual Report to Shareholders of Evergreen Emerging Markets Growth Fund, Evergreen Global Leaders Fund and Evergreen International Equity Fund, which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the heading "Financial Highlights" in the Prospectuses and under the heading "Independent Auditors" in the Statement of Additional Information.



Price Waterhouse LLP
1177 Avenue of the Americas
New York, New York


February 26, 1998